GUIDESTONE FUNDS
MEDIUM DURATION BOND FUND (604094) (the Fund)

CUSIP:    428236BP7
Quarterly Report from Adviser for the Quarter Ending  9/30/2011

PROCEDURES PURSUANT TO RULE 10f-3*



(1)   Name of Underwriters
Barclays Capital Inc
Citigroup Global Markets Inc
Credit Suisse Securities USA LLC
HSBC Securities
Merrill Lynch Pierce Fenner & Smit
Morgan Stanley & Co Inc
UBS Securities LLC

BNP Paribas Securities Corp
Deutsche Bank Securities Inc
Goldman Sachs & Co
Mitsubishi UFJ Securities USA Inc
RBS Securities Inc
Santander Investment Securities In
SG Americas Securities LLC
US Bancorp Investments Inc
Wells Fargo Securities LLC

(2)   Name of Issuer
HEWLETT-PACKARD CO

(3)   Title of Security
HPQ 3 09/15/16

(4)   Date of Prospectus or First Offering
09/13/2011


(5)   Amount of Total Offering ($)
1,300,000,000

(6)   Unit Price
99.784

(7)   Underwriting Spread or Commission
0.350%

(8)   Rating
A2/A/A+

(9)   Maturity Date
09/15/2016

(10)   Current Yield
3.006%

(11)   Yield to Maturity
3.048%

(12)   Subordination Features
Sr Unsecured


 *Rule 10f-3 procedures allow the Fund under certain conditions to purchase securities during the existence of an underwriting or selling syndicate, a principal underwriter of which is Goldman, Sachs & Co. or any of its affiliates or a principal underwriter of which is an officer, director, member of an advisory board, investment adviser or employee of Goldman Sachs Trust.

PROCEDURES PURSUANT TO RULE 10f-3 - Continued

(13)   Nature of Political Entity, if any,
   including, in the case of revenue bonds,
   underlying entity supplying the revenue
N/A
(14)   Total Par Value of Bonds Purchased
300,000

(15)   Dollar Amount of Purchases ($)
299,352

(16)   Number of Shares Purchased
300,000

(17)   Years of Continuous Operation
(excluding municipal securities; see (25)(d) below)
The company has been in continuous operation for greater than three years.

(18)   % of Offering Purchased by Fund
0.023%

(19)   % of Offering Purchased by
   all other GSAM-managed Portfolios and Accounts
4.357%

(20)   Sum of (18) and (19)**
4.38%

(21)   % of Fund's Total Assets applied to Purchase
0.14%

(22)   Name(s) of Underwriter(s) or Dealer(s) from whom Purchased
BCI

(23)   Is the Adviser, any Subadviser or any
   person of which the Adviser or Subadviser is an affiliated person, a Manager or Co-Manager of the Offering?
YES
(24)   Were Purchases Designated as Group
   Sales or otherwise allocated to
   the Adviser, any Subadviser or any person of which the Adviser or Subadviser is an affiliated person?
NO

**May not exceed, when added to purchases of other investment companies advised by Goldman Sachs Asset Management, L.P.
 (GSAM) or Goldman Sachs Asset Management International (GSAMI), and any other purchases by other accounts with respect to which GSAM or GSAMI has investment discretion if it exercised such investment discretion with respect to the purchase, 25% of the principal amount of the class of securities being offered, except that in the case of an Eligible Rule 144A Offering this percentage may not exceed 25% of the total of (A) the principal amount of the class of securities being offered that is sold by underwriters or members of the selling syndicate to Qualified Institutional Buyers (QIBs) plus (B) the principal amount of the class of securities being offered in any concurrent offering.


PROCEDURES PURSUANT TO RULE 10f-3 - Continued

(25)   Have the following conditions been satisfied:

   (a) The securities were part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or were U.S. government securities, as defined in Section 2(a)(16) of the Securities Exchange Act of 1934,
    or were municipal securities as defined in Section 3(a)(29) of the Securities Exchange Act of 1934 or were securities sold in an Eligible Foreign Offering or were securities sold in an Eligible Rule 144A Offering?
YES
   (b) The securities were purchased prior to the end of the first day on which any sales to the public were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by law to be granted to existing security holders of the issue) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.
YES

   (c) The underwriting was a firm commitment underwriting?
YES

   With respect to any issue of securities other than Eligible Municipal Securities, was the issuer of such securities to be purchased in continuous operation for not less than three years, including the operation of any predecessors; or with respect to any issue of Eligible Municipal Securities to be purchased, were the securities sufficiently liquid that they could be sold at or near their carrying value within a reasonably short period of time and either: (i) were subject to no greater than moderate credit risk; or (ii) if the issuer of the municipal securities, or the entity supplying the revenues from which the issue is to be paid, had been in continuous operation for less than three years (including the operation of any predecessors) the securities were subject to a minimal or low amount of credit risk?
NA









   Ronald Arons
   10/11/2011